Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact: Chris A. Walker
May 14, 2010	469-241-2116

LifeCare Holdings, Inc. Announces First Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the first quarter ended March 31, 2010.

Net Revenues

Our net patient service revenue of $95.0 million for the three months ended March 31, 2010, is in line with the comparable period in 2009. Patient days in the 2010 period were 59,252, which were 107, or 0.2%, greater than the same period in 2009, while admissions were 2,090, which were 75, or 3.5%, less than the same period in 2009.

However, on a same store basis, which excludes the operations of our former hospital in Muskegon, MI from the 2009 period, our net patient service revenue of $95.0 million for the 2010 period represents an increase of $1.5 million from the 2009 period. Patient days in the 2010 period of 59,252 increased by 1,196, or 2.1%, while admissions of 2,090 decreased by 37, or 1.7%. On a same store basis, the increase of $1.5 million in our net patient service revenue was primarily attributable to the increase in patient days during the 2010 period.

Expenses

Total expenses decreased by $3.1 million to $89.3 million for the three months ended March 31, 2010 as compared to $92.4 million for the same period in 2009. However, on a same store basis, which excludes the operations of our former hospital in Muskegon, MI from the 2009 period, total expenses of $89.3 million in the 2010 period decreased by $1.8 million from the 2009 period. This decrease was primarily attributable to a decrease of $1.3 million in net interest expense as the result of lower interest rates on outstanding borrowings during the 2010 period and the decrease of $11.1 million in outstanding principal of our senior subordinated notes as a result of the repurchase of these notes during the second half of the year ended December 31, 2009.

Credit Agreement EBITDA

For the quarter ended March 31, 2010, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $15.6 million, a decrease of $1.7 million, or 9.9% from the prior year period. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of March 31, 2010, we believe we were in compliance with all covenants contained in our senior secured credit facility, as amended.

Liquidity and Capital Resources

At March 31, 2010, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of our 9 1/4% senior subordinated notes due 2013, a $243.5 million term loan facility that matures in 2012, and $35.0 million outstanding on our revolving credit facility which matures in 2011. At March 31, 2010, the interest rate applicable to the $243.5 million under our term loan facility was 4.50%, and the weighted average rate on the $35.0 million outstanding balance of the revolving credit facility was 4.26%.

The senior secured credit facility requires us to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test. These financial covenants become more restrictive on a periodic basis throughout the remaining term of the senior secured credit facility. In addition, the senior secured credit facility includes various negative covenants, including limitations on indebtedness, liens, investments, permitted businesses and transaction and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect, change of control, and certain subjective provisions.

We may not be able to continue to satisfy the covenant requirements in subsequent periods. If we are unable to maintain compliance with the covenants contained in our senior secured credit facility, an event of default would occur. During the continuation of an event of default, the lenders under the senior secured credit facility are entitled to take various actions, including accelerating amounts due under the senior secured credit facility, terminating our access to our revolving credit facility and all other actions generally available to a secured creditor. An uncured event of default would have a material adverse effect on our financial position, results of operations and cash flow.

We believe that our cash on hand, expected cash flows from operations, and potential availability of borrowings under the revolving portion of our senior secured credit facilities will be sufficient to finance our operations, and meet our scheduled debt service requirements for at least the next twelve months.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 31, 2010, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing 12-month period ended March 31, 2010, Credit Agreement EBITDA was $53.0 million.

****

LifeCare, based in Plano, Texas, operates 19 long-term acute care hospitals located in nine states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2009 and 2010

(In thousands)

(Unaudited)

	2009	2010	% Change
Net patient service revenue	$95,024	$94,960	-0.1%

Expenses:
Salaries, wages and benefits	43,182	41,501	-3.9%
Supplies	8,754	9,239	5.5%
Rent	6,503	6,524	0.3%
Other operating expense	21,764	20,900	-4.0%
Provision for doubtful accounts	1,358	1,589	-4.0%
Gain on early extinguishment of debt	(84)	—	17.0%
Depreciation and amortization	2,635	2,549	-3.3%
Interest expense, net	8,327	7,005	-15.9%

	92,439	89,307	-3.4%

Operating income	2,585	5,653	-118.7%
Equity in income (loss) of joint venture	(537)	54	110.1%

Income before income taxes	2,048	5,707	-178.7%
Provision for income taxes	225	175	-22.2%

Net income	$1,823	$5,532	-203.5%

Reconciliation to Credit Agreement EBITDA:
Operating Income - per above	$2,585	$5,653	-118.7%
Adjusted for:
Depreciation and amortization	2,635	2,549	-3.3%
Interest expense, net	8,327	7,005	-15.9%
Gain on early extinguishment of debt	(84)	—	-100.0%
Loss (income) attributable to unrestricted subsidiary	1,115	(2,873)	-357.7%
Dividend from unrestricted subsidiary	—	2,185	NM
Hospital closure/relocation/start-up losses	1,312	652	-50.3%
Stock compensation expense	85	76	-10.6%
Cost saving initiatives	660	—	-100.0%
Other credit agreement add-back items	707	381	-46.1%

Credit Agreement EBITDA	$17,342	$15,628	-9.9%

Schedule 2

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	December 31, 2009	March 31, 2010
Current assets:
Cash and cash equivalents	$46,681	$50,957
Accounts receivable, net	69,503	71,283
Income taxes receivable	1,182	998
Other current assets	7,543	7,873

Total current assets	124,909	131,111
Property and equipment, net	82,347	80,134
Goodwill and other identifiable intangibles, net	261,535	261,250
Other assets	10,855	10,166

	$479,646	$482,661

Liabilities and Stockholder’s Deficit

Current liabilities:
Payables and accruals	$51,205	$50,639
Current installments of long-term debt	2,550	2,550
Current installments of obligations under capital leases	833	716
Current installments of lease financing obligation	444	452
Estimated third party payor settlements	9,957	8,235

Total current liabilities	64,989	62,592
Long-term debt, excluding current installments	395,912	395,274
Obligations under capital leases, excluding current installments	1,010	847
Lease financing obligation, excluding current installments	20,038	19,921
Accrued insurance	4,371	4,684
Other noncurrent liabilities	10,605	11,017

Total liabilities	496,925	494,335

Stockholder’s deficit	(17,279)	(11,674)

	$479,646	$482,661

Schedule 3

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2009 and 2010

(In thousands)

(Unaudited)

	2009	2010
Cash flows from operating activities:
Net income	$1,823	$5,532
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,177	3,118
Provision for doubtful accounts	1,358	1,589
Equity compensation amortization	83	73
Gain on early extinguishment of debt	(84)	—
Equity in (income) loss of joint venture	537	(54)
Changes in operating assets and liabilities:
Patient accounts receivable	(7,891)	(3,368)
Current income taxes	190	184
Other current assets	(203)	(329)
Other assets	155	173
Estimated third party payor settlements	(5,347)	(1,722)
Accounts payable and accrued liabilities	1,109	(198)
Other liabilities	(98)	725

Net cash provided by (used in) operating activities	(5,191)	5,723

Cash from investing activities:
Purchases of property and equipment	(1,231)	(422)

Net cash used in investing activities	(1,231)	(422)

Cash flows from financing activities:
Borrowings under the line of credit	25,000	—
Payments of notes payable and long-term debt	(63)	(638)
Payments on obligations under capital leases	(307)	(280)
Payments on lease financing obligation	(146)	(107)

Net cash provided by (used in) financing activities	24,484	(1,025)

Net increase in cash and cash equivalents	18,062	4,276
Cash and cash equivalents, beginning of period	25,262	46,681

Cash and cash equivalents, end of period	$43,324	$50,957

Supplemental disclosure of cash flow information:
Cash:
Interest paid	$11,786	$9,333
Net income taxes paid	34	9
Noncash:
Fixed asset adjustment on building value	—	369

Schedule 4

Selected Operating Statistics

	Three months ended March 31, 2009	Three months ended March 31, 2010
Number of hospitals within hospitals (end of period)	9	8
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	20	19
Licensed beds (end of period) (1)	1,079	1,059
Average licensed beds (1)	1,079	1,059
Admissions	2,165	2,090
Patient days	59,145	59,252
Occupancy rate	60.9%	62.2%
Percent net patient service revenue from Medicare	61.3%	61.5%
Percent net patient service revenue from commercial payors and Medicaid (2)	38.7%	38.5%
Net patient service revenue per patient day	$1,607	$1,603

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than one percent for each of the periods presented.